Exhibit 99.4

SERINA MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On March 26, 2024, the Delaware corporation formerly known as “AgeX Therapeutics, Inc.” completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of August 29, 2023 (the “Merger Agreement”), by and among AgeX Therapeutics, Inc. (“AgeX”), Canaria Transaction Corporation, a wholly owned subsidiary of AgeX (“Merger Sub”), and Serina Therapeutics, Inc. (“Serina”), pursuant to which Merger Sub merged with and into Serina, with Serina surviving the merger as a wholly owned subsidiary of AgeX (the “Merger”). Additionally, on March 26, 2024, AgeX changed its name from “AgeX Therapeutics, Inc.” to “Serina Therapeutics, Inc.” (the “Company”). See the Company’s Current Report on Form 8-K filed on April 1, 2024 (the “Form 8-K”) for additional information regarding completion of the Merger.

You should read the following discussion and analysis of Serina’s financial condition and results of operations together with the “Unaudited Pro Forma Condensed Combined Financial Information” attached as Exhibit 99.3 to the Form 8-K, and Serina’s audited consolidated financial statements and related notes for the years ended December 31, 2023 and 2022 attached as Exhibit 99.2 to the Form 8-K. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business and related financing, includes forward looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors” incorporated by reference in the Form 8-K, our actual results could differ materially from the results described in or implied by the forward looking statements contained in the following discussion and analysis. You should carefully read the section titled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward looking statements. References to “we,” “us” and “our” in this “Serina Management’s Discussion and Analysis of Financial Condition and Results of Operations” refer to Serina prior to the Merger.

Overview

Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and pain. Serina’s POZ drug delivery technology is designed to enable certain existing drugs and novel drug candidates to be modified in a way that may provide an increase in efficacy and safety of the resulting polymeric drug conjugate. Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.

Our operations through December 31, 2023, have been financed primarily by aggregate net proceeds of $46.91 million from the issuance of convertible preferred stock and convertible notes. Since our inception in 2006, we have had significant annual operating losses. Our operating loss was $3.13 million, $2.27 million and $1.63 million for the years ended December 31, 2023, 2022 and 2021, respectively. As of December 31, 2023, we had an accumulated deficit of $33.18 million and $7.62 million in cash and cash equivalents.

Our losses from operations, negative operating cash flows and accumulated deficit, as well as the additional capital needed to fund operations within one year of the audited consolidated financial statement issuance date, raise substantial doubt about our ability to continue as a going concern. We expect to incur substantial expenditures in the foreseeable future for the development of our product candidates and will require additional financing to continue this development. Our audited consolidated financial statements attached as Exhibit 99.2 to the Form 8-K have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Our audited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our accounts payable and accrued expenses. We expect to continue to incur net losses for the foreseeable future, and we expect our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. In particular, we expect our expenses to increase as we continue our development of, and seek regulatory approvals for, our product candidates, as well as hire additional personnel, pay fees to outside consultants, attorneys, and accountants, and, if the Merger is consummated, incur other increased costs associated with being a public company. In addition, if and when we seek and obtain regulatory approval to commercialize any product candidate, we will also incur increased expenses in connection with commercialization and marketing of any such product. Our net losses may fluctuate significantly from quarter to quarter and year to year, depending on the timing of our clinical trials and our expenditures on other research and development activities. We anticipate that our expenses will increase significantly in connection with our ongoing activities as we:

●	advance our lead product candidate, SER 252 into Phase I clinical trials;

●	advance our other product candidates;
●	advance our preclinical programs to clinical trials;
●	further invest in our pipeline;
●	seek regulatory approval for our investigational medicines;
●	maintain, expand, protect, and defend our intellectual property portfolio;
●	secure facilities to support continued growth in our research, development, and commercialization efforts;
●	increase our headcount to support our development efforts and to expand our clinical development team.

We believe that our cash on hand, along with the approximately $15 million of cash proceeds expected to be received from Juvenescence Limited (Juvenescence) through the exercise of all the post-merger warrants it holds pursuant to the terms of a letter agreement between the Company and Juvenescence (the Side Letter), will enable us to fund our operations through calendar year 2025 based on our current plan. Approximately $8 million of these funds are expected to be allocated to advance Serina’s lead product candidate SER 252 from IND enabling pre-clinical studies through a Phase I clinical trial, and approximately $2.5 million is expected to be allocated to advance Serina’s POZ-LNP internal research and development programs. The balance of such funds is expected to be used as working capital to fund our operations through calendar year 2025 based on our current plan. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. If we do not receive the approximately $15 million of cash proceeds expected to be received from Juvenescence through the exercise of the post-merger warrants, there is substantial doubt about the Company’s ability to continue as a going concern. The financial statements are prepared using GAAP as applicable to a going concern. To finance our operations beyond calendar 2025, we will need to raise additional capital, which cannot be assured. We have not had any products approved for sale. We do not expect to generate any product sales unless and until we successfully complete development and obtain regulatory approval for one or more of our product candidates. If we obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution. As a result, until such time, if ever, that we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including collaborations, licenses, or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies, including our research and development activities. If we are unable to raise capital, we will need to delay, reduce, or terminate planned activities to reduce costs.

The COVID-19 pandemic continues to evolve. While it appears its most severe effects have subsided, COVID-19 could reemerge or new public health threats could appear. The future impact of the COVID-19 pandemic or a similar health disruption is highly uncertain and subject to change. We cannot predict the full extent of potential delays or impacts on our business, our clinical trials, health care systems, third parties with whom we engage or the global economy as a whole, but if we or any of the third parties with whom we engage, including personnel at contract manufacturing operations, or CMOs, and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timeline presently planned could be materially and adversely impacted. While we have been able to continue to execute our overall business plan, some of our business activities have taken longer to complete than anticipated. Overall, we recognize the challenges of product development during a pandemic, and we will continue to closely monitor events as they develop and plan for alternative and mitigating measures if needed.

On August 29, 2023, Serina entered into the Merger Agreement with AgeX. The transaction closed on March 26, 2024.

Prior to the execution of the Merger Agreement, Serina issued a convertible promissory note (or the AgeX-Serina Note) to AgeX in the principal amount of $10 million. Immediately prior to completion of the merger, the AgeX-Serina Note was converted into Serina capital stock as a capital contribution. It is expected that the funds provided by the AgeX-Serina Note, together with the approximately additional $15 million of proceeds from the Juvenescence through the post-merger warrant cash exercises, are expected to provide working capital for the combined company to help fund operations through calendar year 2025.

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Recent Developments

On March 26, 2024, Serina completed the Merger, pursuant to which Merger Sub merged with and into Serina, with Serina surviving the merger as a wholly owned subsidiary of AgeX. Additionally, on March 26, 2024, AgeX changed its name from “AgeX Therapeutics, Inc.” to “Serina Therapeutics, Inc.”. See the Form 8-K for additional information regarding completion of the Merger.

Immediately prior to the Merger, the Side Letter among Serina, AgeX and Juvenescence became effective. The Side Letter provides, among other things, that (i) immediately prior to the Merger, Juvenescence cancelled all out of the money AgeX warrants held by Juvenescence; (ii) Juvenescence will exercise all of the post-merger warrants it holds to provide the combined company approximately an additional $15 million in capital according to the following schedule: (x) at least one-third on or before May 31, 2024, (y) at least one-third on or before November 30, 2024, and (z) at least one-third on or before June 30, 2025; (iii) Juvenescence will not sell any shares of AgeX Series A preferred stock or AgeX Series B preferred stock and will take all actions necessary to effect the AgeX preferred stock conversion, whereby all of such preferred stock will be converted into AgeX common stock prior to the reverse stock split (which occurred on February 1, 2024); (iv) Juvenescence will release all security interests, guarantees, pledges, assignments and other forms of collateral that it may have in AgeX’s assets pursuant to the terms of certain loans to AgeX; and (v) Juvenescence will consent to a newly formed subsidiary of AgeX assuming AgeX’s obligations with respect to loans agreements and promissory notes governing loans payable to Juvenescence, including obligations for amounts currently owed and future advances of loan funds, and Juvenescence shall release AgeX from those loan obligations.

In October 2023, we entered into a non-exclusive license agreement with Pfizer, Inc. to use our POZ polymer technology for use in lipid nanoparticle drug delivery formulations. The agreement grants Pfizer non-exclusive rights to certain intellectual property, know-how, and proprietary technologies. Under the terms of the agreement, Pfizer is authorized to develop, manufacture, market, and commercialize products incorporating the licensed technology with respect to a specific POZ polymer structure in one field. The agreement outlines the protection and enforcement of intellectual property rights related to the licensed technology. Pfizer is obligated to use commercially reasonable diligent efforts to develop and commercialize licensed products, and to use such efforts to accomplish specified development and commercial objectives. The agreement includes a one-time upfront payment of $3 million that was received on December 15, 2023, milestone payments payable to Serina upon the achievement of specific development, regulatory, and commercial milestones, and a royalty on net sales of products incorporating the licensed technology in accordance with the terms outlined in the license agreement. The range of royalties on sales of products is between 2.75% – 3.5% and is tiered to achievement of certain sales milestones.

Components of Operating Results

Operating Expenses

Our operating expenses since inception have consisted primarily of research and development expenses and general and administrative costs.

Research and Development

Our research and development expenses consist primarily of costs incurred for the development of our product candidates and our drug discovery efforts, which include:

● personnel costs, which include salaries, benefits and equity-based compensation expense;

● expenses incurred under agreements with consultants and contract organizations that conduct research and development activities on our behalf;

● costs related to production of preclinical and clinical materials, including fees paid to contract manufacturers;

● laboratory and vendor expenses related to the execution of preclinical studies and planned clinical trials; and

● laboratory supplies and equipment used for internal research and development activities.

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We expense all research and development costs in the periods in which they are incurred. Costs for certain research and development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors and service providers.

Our research and development expenses are not currently tracked on a program-by-program basis. We use our personnel and infrastructure resources across multiple research and development programs directed toward identifying and developing product candidates and therefore have not implemented the systems and procedures to track research and development expenses on a program-by-program basis. We track research and development expenses based on the type of expense as further described below under “Results of Operations – Research and Development Expenses.” Substantially all our research and development costs in the years ended December 31, 2023 and 2022 were incurred on the development of our preclinical candidates and advancing research on our POZ lipid technology.

We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development activities related to developing our product candidates, including investments in conducting clinical trials, manufacturing and otherwise advancing our programs. The process of conducting the clinical research necessary to obtain regulatory approval is costly and time consuming, and the successful development of our product candidates is highly uncertain.

Because of the numerous risks and uncertainties associated with product development and the current stage of development of our product candidates and programs, we cannot reasonably estimate or know the nature, timing, and estimated costs necessary to complete the remainder of the development of our product candidates or programs. We are also unable to predict if, when, or to what extent we will obtain approval and generate revenues from the commercialization and sale of any of our product candidates. The duration, costs and timing of preclinical studies and clinical trials and development of our product candidates will depend on a variety of factors, including:

●	successful completion of preclinical studies and initiation of clinical trials for future product candidates;

●	successful enrollment and completion of clinical trials for our current product candidates;

●	data from our clinical programs that support an acceptable risk benefit profile of our product candidates in the intended patient populations; acceptance by the U.S. Food and Drug Administration, or FDA, or other applicable regulatory agencies of the Investigational New Drug, or IND, applications, clinical trial applications and/or other regulatory filings for SER 252 and other product candidates.

●	expansion and maintenance of a workforce of experienced scientists and others to continue to develop our product candidates;

●	successful application for and receipt of marketing approvals from applicable regulatory authorities;

●	obtainment and maintenance of intellectual property protection and regulatory exclusivity for our product candidates;

●	making of arrangements with contract manufacturing organizations for, or establishment of, commercial manufacturing capabilities;

●	establishment of sales, marketing and distribution capabilities and successful launch of commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others;

●	acceptance of our product candidates, if and when approved, by patients, the medical community and third party payors;

●	effective competition with other therapies;

●	obtainment and maintenance of coverage, adequate pricing, and adequate reimbursement from third party payors, including government payors;

●	maintenance, enforcement, defense, and protection of our rights in our intellectual property portfolio;

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●	avoidance of infringement, misappropriation, or other violations with respect to others’ intellectual property or proprietary rights; and

●	maintenance of a continued acceptable safety profile of our products following receipt of any marketing approvals.

We may never succeed in achieving regulatory approval for any of our product candidates. We may obtain unexpected results from our preclinical studies and clinical trials. We may elect to discontinue, delay, or modify clinical trials of some product candidates or focus on others. A change in the outcome of any of these factors could mean a significant change in the costs and timing associated with the development of our current and future preclinical and clinical product candidates. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development, or if we experience significant delays in execution of or enrollment in any of our preclinical studies or clinical trials, we could be required to expend significant additional financial resources and time on the completion of preclinical and clinical development.

Research and development activities account for a significant portion of our operating expenses. We expect our research and development expenses to increase for the foreseeable future as we continue to implement our business strategy, which includes advancing SER 252 and our other product candidates through clinical development, expanding our research and development efforts, including hiring additional personnel to support our research and development efforts, and seeking regulatory approvals for our product candidates that successfully complete clinical trials. In addition, product candidates in later stages of clinical development generally incur higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later stage clinical trials. As a result, we expect our research and development expenses to increase as our product candidates advance into later stages of clinical development. However, we do not believe that it is possible at this time to accurately project total program specific expenses through commercialization. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel costs, including equity-based compensation, and other expenses for outside professional services, including legal, recruiting, audit and accounting and facility related costs not otherwise included in research and development expenses. Personnel costs consist of salaries, benefits and equity-based compensation expense for our personnel in executive and other administrative functions. We expect our general and administrative expenses to increase over the next several years to support our continued research and development activities, manufacturing activities, increased costs of expanding our operations and operating as a public company. These increases will likely include increases related to the hiring of additional personnel and legal, regulatory, and other fees and services associated with maintaining compliance with the NYSE American, the NYSE American Company Guide and Securities and Exchange Commission, or SEC, requirements, director and officer insurance costs and investor relations costs associated with being a public company.

Other Income/(Expense)

Our other income (expense) is comprised of interest from cash equivalents, expenses related to the change in fair value of the embedded derivative and interest accrued from the convertible notes.

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Results of Operations

Comparison of the Years Ended December 31, 2023 and 2022

The following sets forth our results of operations for the year ended December 31, 2023 as compared to the year ended December 31, 2022:

			Change
	2023	2022	Amount	Percent
Revenue:
Contract Revenue	$3,000,000	$500,000	$2,500,000	500%
Grant Revenue	153,500	91,500	62,000	68%
Total Revenue	3,153,500	591,500	2,562,000	433%
Operating Expenses:
Research and development expenses	2,387,270	1,573,085	814,185	52%
General and administrative expenses	3,893,881	1,288,783	2,605,098	202%
Total Operating Expenses	6,281,151	2,861,868	3,419,283	119%
Operating Loss	(3,127,651)	(2,270,368)	(857,283)	38%
Other Income (Expense):
Loss on equity securities, net	—	(7,585)	7,585	-100%
Interest expense	(558,082)	(15,878)	(542,204)	3,415%
Interest and dividend income	283,160	1,757	281,403	16,016%
Fair value inception adjustment on convertible promissory notes	2,240,000	(179,000)	2,419,000	1,351%
Change in fair value of convertible promissory notes	5,355,661	(88,000)	5,443,661	6,186%
Change in fair value of warrant liability	1,076,766	(124,118)	1,200,884	968%
Other income	—	1,084	(1,084)	-100%
Total Other Income (Expense):	8,397,505	(411,740)	8,809,245	2,140%
Net Income (Loss)	$5,269,854	$(2,682,108)	$7,951,962	296%

Revenues

Contract revenue for the year ended December 31, 2023, was $3,000,000 compared to $500,000 for the year ended December 31, 2022. The increase of $2,500,000 was due primarily to the $3,000,000 upfront payment we received in December 2023 from the non-exclusive license agreement with Pfizer, compared to $500,000 in contract revenue related to partner collaboration activities for the year ended December 31, 2022.

Research and development expenses

The following table summarizes our research and development expenses for the year ended December 31, 2023 as compared to the year ended December 31, 2022:

			Change
	2023	2022	Amount	Percent

Amortization expense	$23,349	$23,349	$-	-%
Consulting services	62,983	29,014	33,969	117%
Depreciation	76,992	12,403	64,589	521%
Freight	2,572	1,831	741	40%
Lab supplies	276,227	58,803	217.424	370%
Outside lab analysis	26,510	34,895	(8,385)	-24%
Professional fees	317,902	231,550	86,352	37%
R&D labor	1,534,667	1,127,146	407,521	36%
Repairs and maintenance	27,183	19,509	7,674	39%
Travel	7,523	8,427	(904)	-11%
Rent	31,344	26,158	5,186	20%
Waste disposal	18	-	18	100%
Research and development expenses	$2,387,270	$1,573,085	$814,185	52%

Research and development expenses were $2,387,270 for the year ended December 31, 2023, compared to $1,573,085 for the year ended December 31, 2022. The increase of $814,185 was due to primarily to increases of approx. $408,000 in R&D labor, $217,000 in lab supplies, $86,000 in professional fees, $34,000 in consulting services, and $65,000 in depreciation expense.

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General and administrative expenses

General and administrative expenses were $3,893,881 for the year ended December 31, 2023, compared to $1,288,783 for the year ended December 31, 2022. The increase of $2,605,098 was due primarily to increases of approximately $1,047,000 in professional fees, approximately $1,290,000 in legal expenses, approximately $134,000 in general and administrative salaries and benefits, approximately $47,000 in rent expense, and approximately $107,000 in dues and subscriptions and computer support due to an annual fee for a new online platform for pharmaceutical companies and increase in cloud storage usage.

Other income (expense)

Interest and dividend income for the year ended December 31, 2023 was $283,160 compared to $1,757 for the year ended December 31, 2022. The increase of $281,403 was primarily due to higher interest earning cash balances.

Interest expense for the year ended December 31, 2023 was $558,082 compared to $15,878 for the year ended December 31, 2022. The increase of $542,204 was due to the interest recognized on the convertible notes.

The aggregate change in the fair value of the Serina Convertible Notes, the AgeX-Serina Note and Series A-5 preferred share warrants for the year ended December 31, 2023, was $8,672,427. The change in the fair value of the Serina Convertible Notes and Series A-5 preferred share warrants for the year ended December 31, 2022, was $(391,118). The increase of $9,063,545 million was due primarily to the change in the at inception fair value adjustment of $2,419,000, the change in the fair market value of the AgeX-Serina Note issued to AgeX in March 2023 of $5,443,661 during the period, and the change in the fair market value of the Series A-5 preferred share warrants.

The change in the fair value of Series A-5 preferred stock warrants was $1,076,766 during the year ended December 31, 2023, as compared to the year ended December 31, 2022. The decrease was the result of the warrants mark to market adjustments.

Liquidity and Capital Resources

Sources of Liquidity

Our operations from inception through December 31, 2023 have been financed primarily by aggregate net proceeds of $46.91 million from the issuance of convertible preferred stock and convertible notes. Since inception, we have had significant operating losses. Our operating loss was $3.13 million, $2.27 million and $1.63 million for the years ended December 31, 2023, 2022 and 2021, respectively. As of December 31, 2023, we had an accumulated deficit of $33.18 million and $7.62 million in cash and cash equivalents. Our primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, and to a lesser extent, general and administrative expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable and accrued expenses.

Our losses from operations, negative operating cash flows and accumulated deficit, as well as the additional capital needed to fund operations within one year of the audited consolidated financial statement issuance date, raise substantial doubt about our ability to continue as a going concern. We expect to incur substantial expenditures in the foreseeable future for the development of our product candidates and will require additional financing to continue this development. Our audited consolidated financial statements attached as Exhibit 99.2 to the Form 8-K have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Funding Requirements

Any product candidates we may develop may never achieve commercialization, and we anticipate that we will continue to incur losses for the foreseeable future. We expect that our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. As a result, until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings or other capital sources, including potential collaborations, licenses, and other similar arrangements. Our primary uses of capital are, and we expect will continue to be, costs related to pre-clinical and clinical research, clinical studies, manufacturing, and development services; compensation and related expenses; costs relating to the build out of our laboratories at our headquarters; license payments or milestone obligations that may arise; laboratory expenses and costs for related supplies; manufacturing costs; legal and other regulatory expenses and general overhead costs.

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We believe that our cash on hand, along with the approximately $15 million of cash proceeds expected to be received from Juvenescence through the exercise of all the post-merger warrants it holds pursuant to the terms of the Side Letter, will enable us to fund our operations through calendar year 2025 based on our current plan. To finance our operations beyond that point, we will need to raise additional capital, which cannot be assured. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. We will continue to require additional financing to advance our current product candidates through clinical development, to develop, acquire or in license other potential product candidates and to fund operations for the foreseeable future. We will continue to seek funds through equity offerings, debt financings or other capital sources, including potential collaborations, licenses, and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders, including investors in this offering, will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to raise capital, we will need to delay, reduce, or terminate planned activities to reduce costs.

Because of the numerous risks and uncertainties associated with research, development, and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

●	the impacts of the COVID 19 pandemic;

●	the progress, costs and results of IND enabling studies for our lead product candidate SER 252 and our potential future clinical trials for SER 252;

●	the scope, progress, results and costs of discovery research, preclinical development, laboratory testing and clinical trials for our other product candidates;

●	the costs, timing, and outcome of regulatory review of our product candidates;

●	our ability to enter into contract manufacturing arrangements for supply of active pharmaceutical

●	ingredient, or API, and manufacture of our product candidates and the terms of such arrangements;

●	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

●	the payment or receipt of milestones and receipt of other collaboration based revenues, if any; the costs and timing of any future commercialization activities, including product manufacturing, sales, marketing, and distribution, for any of our product candidates for which we may receive marketing approval;

●	the amount and timing of revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending any intellectual property related claims;

●	the extent to which we acquire or in license other products, product candidates, technologies, or data referencing rights;

●	the ability to receive additional nondilutive funding, including grants from organizations and foundations; and

●	the costs of operating as a public company

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Further, our operating plans may change, and we may need additional funds to meet operational needs and capital requirements for clinical trials and other research and development activities. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated product development programs.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2023 and 2022:

Comparison of the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022	$ Change	% Change
Net cash used in operating activities	$(2,477,037)	$(2,075,624)	$(401,413)	-19%
Net cash (used in) provided by investing activities	(504,015)	980,937	(1,484,952)	-151%
Net cash provided by financing activities	10,067,228	1,312,070	8,755,158	667%
Net increase in cash	$7,086,176	$217,383	$6,868,793	3,160%

Operating Activities

Net cash used in operating activities increased by $401,413 to $2,477,037 during the year ended December 31, 2023, from $2,075,624 during the year ended December 31, 2022. Net cash used in operating activities is impacted by our net income (loss) adjusted for certain non-cash items, including changes in the fair value of convertible notes and warrants, among other non-cash items as well as the effect of changes in operating assets and liabilities. The increase was primarily due to the non-cash change in the fair value of the Serina Convertible Notes and the AgeX-Serina Note outstanding of approx. $7,596,000 and the non-cash change in fair value of the Series A-5 preferred share warrants outstanding of $1,076,766. These increases were offset by changes related to various asset and liability accounts, notably an increase in accounts payable of approximately $392,000 and accrued interest of approximately $558,000.

Investing Activities

Net cash (used in) provided by investing activities decreased by $1,484,952 to $(504,015) during the year ended December 31, 2023 from $980,937 during the year ended December 31, 2022. The net cash used during the year ended December 31, 2023 related to purchases of capital equipment of approximately $504,000. The net cash provided by in the year ended December 31, 2022 related to proceeds of approx. $991,000 from the sale of equity investments, partially offset by approx. $10,000 in purchases of capital equipment.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2023 was $10,067,228 comprised of $10,100,000 in net proceeds from the issuance of $100,000 of Serina Convertible Notes, $10,000,000 from the issuance of the AgeX-Serina Note, approx. $15,000 in proceeds from common stock issued, partially offset by $48,000 in principal repayments on finance lease liabilities.

Net cash provided by financing activities for the year ended December 31, 2022 was $1,312,070 comprised of $1,350,000 from the issuance of Serina Convertible Notes, $4,400 in proceeds from common stock issued, partially offset by approx. $42,000 in principal repayments on finance lease liabilities.

Off-Balance Sheet Arrangements

As of December 31, 2023 and December 31, 2022, we did not have any relationships with special purpose or variable interest entities or other which would have been established for the purpose of facilitating off-balance sheet arrangements or other off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

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Critical Accounting Policies and Use of Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Going Concern

Our evaluation of our ability to continue as a going concern requires us to evaluate our future sources and uses of cash sufficient to fund our currently expected operations in conducting research and development activities one year from the date our audited consolidated financial statements are issued. We evaluate the probability associated with each source and use of cash resources in making our going concern determination. The research and development of pharmaceutical products is inherently subject to uncertainty.

Research and Development Costs

We will incur substantial expenses associated with manufacturing, pre-clinical research, and clinical studies. Accounting for pre-clinical research and clinical studies relating to activities performed by contract research organizations, or CROs, and other external vendors requires management to exercise significant estimates in regard to the timing and accounting for these expenses. We estimate costs of research and development activities conducted by service providers, which include the conduct of sponsored research, pre-clinical research, clinical studies, and contract manufacturing activities. The diverse nature of services being provided under CROs and other arrangements, the different compensation arrangements that exist for each type of service and the lack of timely information related to certain pre-clinical and clinical activities complicates the estimation of accruals for services rendered by CROs and other vendors in connection with pre-clinical research and clinical studies. We record the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and include these costs in the accrued expenses or prepaid expenses on the balance sheets and within research and development expense on the consolidated statements of operations. In estimating the duration of a clinical study, we evaluate the start up, treatment and wrap up periods, compensation arrangements and services rendered attributable to each clinical trial and fluctuations are regularly tested against payment plans and trial completion assumptions.

We estimate these costs based on factors such as estimates of the work completed and budget provided and in accordance with agreements established with our collaboration partners and third-party service providers. We make significant judgments and estimates in determining the accrued liabilities and prepaid expense balances in each reporting period. As actual costs become known, we adjust our accrued liabilities or prepaid expenses. We have not experienced any material differences between accrued costs and actual costs incurred since our inception.

Our expenses related to clinical trials will be based on estimates of patient enrollment and related expenses at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with multiple research institutions and CROs that may be used to conduct and manage clinical trials on our behalf. We will accrue expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we will modify our estimates of accrued expenses accordingly on a prospective basis.

Fair market value of common stock

As there has been no public market for our common stock, the estimated fair value of our common stock has been determined by the Serina Board as of the date of each option grant, with input from management, considering Serina’s most recently available third-party valuations of common stock and the Serina Board’s assessment of additional objective and subjective factors it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation. The common stock valuations were prepared using the option pricing method. These third-party valuations were performed at various dates, which resulted in valuations of our common stock of $0.99 per share as of December 31, 2022 and $0.06 per share as of March 31, 2021.

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Leases

ASU No. 2016 02, Leases (ASC 842), establishes a right of use model (ROU) that requires a lessee to recognize a ROU asset and corresponding lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the unaudited statement of operations as well as the reduction of the right of use asset.

At the inception of an arrangement, Serina determines whether the arrangement is or contains a lease based on specific facts and circumstances, the existence of an identified asset(s), if any, and Serina’s control over the use of the identified asset(s), if applicable. Operating lease liabilities and their corresponding ROU assets are recorded based on the present value of future lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, Serina will utilize the incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

Serina has elected to combine lease and non lease components as a single component. Operating leases are recognized on the consolidated balance sheet as ROU lease assets, current lease liabilities and non-current lease liabilities. Fixed rents are included in the calculation of the lease balances, while variable costs paid for certain operating and pass through costs are excluded. Lease expense is recognized over the expected term on a straight-line basis.

Stock based Compensation

Prior to the Merger, we issued equity-based compensation awards through the granting of options, which generally vest over four years. We account for equity-based compensation in accordance with Accounting Standards Codification, or ASC, 718, Compensation Stock Compensation, or ASC 718. In accordance with ASC 718, compensation cost is measured at estimated fair value at grant date and is included as compensation expense over the vesting period during which service is provided in exchange for the award. Compensation cost of awards that contain a performance condition are recognized when success is considered probable during the performance period.

We use the Black Scholes option pricing model, or Black Scholes, to determine fair value of our options. Black Scholes includes various assumptions, including the fair value of common shares, expected life of incentive shares, the expected volatility and the expected risk-free interest rate. These assumptions reflect our best estimates, but they involve inherent uncertainties based on market conditions generally outside our control. As a result, if other assumptions had been used, equity-based compensation cost could have been materially impacted. Furthermore, if we use different assumptions for future grants, equity-based compensation cost could be materially impacted in future periods.

The risk-free interest rate is estimated using the weighted average rate of return on U.S. Treasury notes with a life that approximates the expected life of the option. The expected term of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option. Serina uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The contractual life of the option was used for the expected life of options granted to nonemployees. Expected volatility is based on the weighted average of the historical volatility of a peer group of publicly traded companies. The assumed dividend yield is based upon Serina’s expectation of not paying dividends in the foreseeable future.

No stock options to purchase common stock were granted during the year ended December 31, 2023.

We granted stock options to purchase 50,000 shares of common stock in the year ended December 31, 2022. The fair value of our awards in the year ended December 31, 2022 has been estimated using Black Scholes based on the following assumptions: expected term of 10 years; volatility of 88.57%; risk free rate of 3.96%; and no expectation of dividends.

We will continue to use judgment in evaluating the assumptions utilized for our equity-based compensation expense calculations on a prospective basis. In addition to the assumptions used in the Black Scholes model, the amount of equity-based compensation expense we recognize in our consolidated financial statements includes incentive share forfeitures as they occurred.

As there has been no public market for our common shares to date, the Serina Board, with input from management, has determined the estimated fair value of our common shares as of the date of each option grant considering our then most recently available third-party valuation of common shares. Valuations are updated when facts and circumstances indicate that the most recent valuation is no longer valid, such as changes in the stage of our development efforts, various exit strategies and their timing, and other scientific developments that could be related to the valuation of our company, or, at a minimum, annually. Third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

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The estimates of fair value of our common stock are highly complex and subjective. There are significant judgments and estimates inherent in the determination of the fair value of our common shares. These judgments and estimates include assumptions regarding our future operating performance, the time to completing a liquidity event, the related valuations associated with these events, and the determinations of the appropriate valuation methods at each valuation date. The assumptions underlying these valuations represent our best estimates, which involve inherent uncertainties and the application of management judgment. If we had made different assumptions, our equity-based compensation expense, net loss, and net loss per share applicable to common stockholders could have been materially different. Following the completion of this Merger, we intend to determine the fair value of our common stock based on the closing price of our common stock as reported by New York American Stock Exchange on the date of grant.

Refer to Note 7, Redeemable Convertible Preferred Stock and Note 12, Stock Warrants within the December 31, 2023 financial statements attached as Exhibit 99.2 to the Form 8-K for details on the equity-based awards outstanding.

Derivative Financial Instruments

On March 15, 2023, Serina issued a Convertible Promissory Note (or the AgeX-Serina Note) in the amount of $10,000,000 to AgeX. The AgeX-Serina Note bears interest at 7% per annum and matures on March 15, 2026. Serina issued the AgeX-Serina Note to provide for general working capital needs. As part of Serina’s strategic plan to access additional capital, Serina entered into the Merger Agreement with AgeX. In connection with the issuance of the AgeX-Serina Note, AgeX was entitled to elect one member to the board of directors of Serina and receive certain information and inspection rights as well as participation rights for subsequent equity issuances.

The AgeX-Serina Note has various conversion options. The principal balance of the AgeX-Serina Note with accrued interest will automatically convert into Serina’s preferred stock if Serina raises at least $25,000,000 through the sale of shares of Serina’s preferred stock. The conversion price per share shall be the lower of (a) 80% of the lowest price at which the shares of preferred stock were sold, and (b) a “capped price” equal to $105,000,000 divided by Serina’s then fully diluted capitalization. AgeX has the option to convert the AgeX-Serina Note into Serina’s preferred stock after a sale of Serina’s preferred stock regardless of the amount sold by Serina. AgeX may (i) at its election, upon a change of control (as defined in the AgeX-Serina Note), convert the AgeX-Serina Note in whole or in part into either (a) cash in an amount equal to 100% of the outstanding principal amount of the AgeX-Serina Note, plus interest, or (b) into the highest ranking shares of Serina then issued at a conversion price equal to the lowest price per share at which the most senior series of Serina’s shares has been sold in a single transaction or a series of related transactions through which Serina raised at least $5,000,000 or (ii) if the AgeX-Serina Note remains outstanding as of the maturity date, AgeX may convert the AgeX-Serina Note into the most senior shares of Serina issued at the time of conversion at a conversion price equal to the capped price. Upon the consummation of a merger between Serina and AgeX, the AgeX-Serina Note would remain outstanding and become an intercompany asset of AgeX and an intercompany liability of Serina.

Serina evaluated the AgeX-Serina Note in accordance with ASC Topic 815, Derivatives and Hedging, and determined it contains certain variable share settlement features tied to the price of a future financing which were not considered clearly and closely related to the host instruments. These provisions included automatic conversion upon the event of a Qualified Financing, the Holder’s option to convert the AgeX-Serina Note upon a Non-Qualified Financing, and the Holder’s option to convert or request repayment upon sale of Serina. The AgeX-Serina Note also contained a Change in Control Put and a Default Put which were not clearly and closely related to the host instrument. Serina elected to initially and subsequently measure the AgeX-Serina Note in its entirety at fair value, with changes in fair value recognized in earnings. The fair value inception date adjustment on the instrument is recorded as a component of other income in Serina’s statements of operations.

FASB ASC 825-10-25 allows Serina to elect the fair value option for recording financial instruments when they are initially recognized or if there is an event that requires re-measurement of the instruments at fair value, such as a significant modification of the debt. Serina elected the fair value option because they believed it to be the most appropriate method of encompassing the credit risk and exercise behavior that a market participant would consider when valuing the hybrid financial instrument.

As of March 15, 2023 (inception), the outstanding principal and interest on the AgeX-Serina Note was approximately $10,000,000 and the fair value recorded on the balance sheet was $7,760,000. From March 15, 2023 to December 31, 2023, the change in fair value was approximately $4,780,000 and was recorded as a component of other income in Serina’s statements of operations.

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From June 2022 through February 2023, Serina issued interest-bearing Convertible Promissory Notes (the “Serina Convertible Notes”) to various investors in the principal amount of $1,450,000. The Serina Convertible Notes incur interest at 6% per annum and are payable by Serina two years from their issuance date. Serina may not voluntarily prepay the Serina Convertible Notes. Upon a Qualified Equity Financing event in which Serina sells shares of Preferred Stock for aggregate proceeds of at least $15 million, the principal and outstanding interest on the Serina Convertible Notes will automatically convert into shares of Serina’s Preferred Stock issued in the Qualified Financing at a conversion price of the lesser of i) a 20% discount to the price paid by purchasers in the Qualified Financing and ii) the quotient resulted from dividing $100 million by the fully diluted capitalization of Serina immediately prior to the Qualified Financing. If Serina enters into a Non-Qualified Equity Financing (less than $15 million in proceeds), the Holder has the option to convert the Serina Convertible Notes into shares of Serina’s Preferred Stock issued in the Non-Qualified Financing at the price paid per share. Serina may also choose to optionally convert the Serina Convertible Notes into Series A-5 Preferred Stock at a price of $13 per share, and a warrant to purchase shares of Series A-5 Preferred Stock with an exercise price of $20.00, and an expiration date of December 31, 2024. If a Change in Control or an IPO occurs prior to a Qualified Financing, then the Holder has the option to convert outstanding principal and interest into common stock at a price per share equal to an amount obtained by dividing i) the Post-Money Valuation Cap ($100,000,000) by ii) the Fully Diluted Capitalization immediately prior to the conversion. Upon a change in control, the Holder may also elect to require Serina to repay the outstanding principal and accrued but unpaid interest in cash.

Serina evaluated the Serina Convertible Notes in accordance with ASC Topic 815, Derivatives and Hedging, and determined they contained certain variable share settlement features tied to the price of a future financing which were not considered clearly and closely related to the host instruments. These provisions included mandatory conversion upon the event of a Qualified Financing and the Holder’s option to convert the Serina Convertible Notes upon a Non-Qualified Financing. The Serina Convertible Notes also contained a Change in Control Put and a Default Put which were not clearly and closely related to the host instrument. Serina elected to initially and subsequently measure the Serina Convertible Notes in their entirety at fair value, with changes in fair value recognized in earnings. The fair value inception date adjustment on the instrument is recorded as a component of other income in Serina’s statements of operations. The change in fair value of the instrument since inception date is recorded on a separate line item as a component of other income in Serina’s statements of operations.

On July 26, 2023, all of the Serina Convertible Notes described in this section (excluding the AgeX-Serina Note) previously issued for a total principal amount of $1,450,000 and accrued interest of $82,695 were converted to 117,903 shares of Series A-5 Preferred Stock. As provided for in the note agreements, the holders of the Serina Convertible Notes also received warrants to purchase an additional 117,903 shares of Series A-5 Preferred Stock. Refer to Note 15, Convertible Promissory Notes to the December 31, 2023 financial statements attached as Exhibit 99.2 to the Form 8-K for additional details on the Serina Convertible Notes.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in the notes to our consolidated financial statements for the years December 31, 2023 and 2022 attached as Exhibit 99.2 to the Form 8-K.

Contractual Obligations and Commitments

The following table summarizes our contractual lease obligations as of December 31, 2023:

	Operating Leases	Finance Leases
2024	$258,395	$38,055
2025	212,512	629
2026	158,282	-
2027	116,592	-
Thereafter	9,716	-
Total undiscounted lease payments	755,497	38,684
Less: imputed interest	(81,335)	(1,716)
Total lease obligations	$674,162	$36,968

We enter into contracts in the normal course of business with third-party service providers for pre-clinical research, clinical studies, testing, manufacturing, supplier, and other services and products for operating purposes. We have not included our payment obligations under these contracts in the table as these contracts generally provide for termination upon notice, and therefore, we believe that our non-cancelable obligations under these agreements are not material, and we cannot reasonably estimate the timing of if and when they will occur. We could also enter into additional pre-clinical research, clinical studies, testing, manufacturing, supplier, and other agreements in the future, which may require up-front payments and even long-term commitments of cash.

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